FIRST  AMENDMENT TO ACQUISITION  DOCUMENTS made and entered into as of July
3, 2002, by and among ConAgra Foods, Inc., a Delaware corporation ("ConAgra"), HMTF Rawhide, L.P., a Delaware limited partnership ("Acquisition LP"), and S&C Holdco, Inc., a Delaware corporation ("Holdco").

                                    RECITALS:

         WHEREAS, the parties hereto are parties to the Agreement dated May 20, 2002 (the "Acquisition Agreement");

         WHEREAS, the Acquisition Agreement contemplates the execution at the Closing of various agreements attached as Exhibits to the Acquisition Agreement (the "Ancillary Documents" and together with the Acquisition Agreement, the "Acquisition Documents");

         WHEREAS, Section 2.1.9 of the Acquisition Agreement currently provides that prior to Closing Holdco shall change its name to "Swift & Company;"

         WHEREAS, certain Ancillary Documents to be executed at the Closing have been prepared in a manner that anticipates the name change contemplated by
Section 2.1.9 of the Acquisition Agreement and thereby reflect that at the Closing Holdco's name shall be "Swift & Company;"

         WHEREAS, the parties desire to amend Section 2.1.9 of the Acquisition Agreement and the Ancillary Documents to provide and reflect that prior to the Closing Holdco's name shall be changed to "Swift Foods Company" rather than "Swift & Company;"

     WHEREAS, ConAgra has caused S&C Holdco 3, Inc. to incorporate Swift Meats Holding Company (defined as "U.S. Acquisition Co." in the Acquisition Agreement) pursuant to Section 2.1.4 of the Acquisition Agreement;

     WHEREAS, U.S. Acquisition Co. is a party to certain of the Ancillary Documents to be executed at the Closing; and

         WHEREAS, the parties desire to amend the Acquisition Agreement and the Ancillary Documents to provide and reflect that prior to the Closing U.S. Acquisition Co.'s name shall be changed to "Swift & Company."

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

     Section  1.  Corporate  Name  Change of Holdco  in  Acquisition  Agreement.
Section 2.1.9 of the Acquisition Agreement shall be deleted in its entirety and the following revised Section 2.1.9 shall be deemed inserted in place thereof as of the date hereof:

                    2.1.9 ConAgra shall use its reasonable efforts to cause Holdco to change its corporate name to "Swift Foods Company" in its jurisdiction of incorporation and each other jurisdiction in which it is qualified to do business as set forth on Schedule 7.1.

     Section 2. Corporate Name Change of Holdco in Ancillary Documents. At or prior to the Closing each Ancillary Document that is to be executed at the Closing that currently provides or reflects that Holdco's name is to be changed to Swift & Company by or before and as of the Closing shall be amended as necessary to reflect that Holdco's name shall be changed to "Swift Foods Company."

     Section 3. Corporate Name Change of U.S. Acquisition Co. in Acquisition Agreement. The following new Section 2.1.30 shall be deemed inserted in Article 2 of the Acquisition Agreement as of the date hereof:

                    2.1.30 ConAgra shall use its reasonable efforts to cause U.S. Acquisition Co. to change its corporate name to "Swift & Company" in its jurisdiction of incorporation and each other jurisdiction in which it is qualified to do business as set forth on Schedule 7.1.

     Section 4. Corporate Name Change of U.S. Acquisition Co. in Ancillary Documents. At or prior to the Closing each Ancillary Document that is to be executed at the Closing that currently reflects U.S. Acquisition Co.'s name as "Swift Meats Holding Company" shall be amended as necessary to reflect that U.S. Acquisition Co.'s name shall be changed to "Swift & Company."

     Section 5. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Acquisition Agreement.

     Section 6. Acquisition Agreement Amendment Provision. This First Amendment to Acquisition Documents is executed, delivered and made effective in accordance with Section 15.2 of the Acquisition Agreement.

     Section 7. Effect on Acquisition Documents. Except as specifically amended hereby, all terms, provisions and conditions of the Acquisition Documents shall remain in full force and effect.

     Section 8. Amendments. This First Amendment to Acquisition Documents shall not be amended except in a writing signed by all the parties hereto.

     Section 9. Counterparts. This First Amendment to Acquisition Documents may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same instrument.

     Section 10. Applicable Law. This First Amendment to Acquisition Documents and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in Delaware.

     Section 11. Consent to Jurisdiction. THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR DELAWARE STATE COURT SITTING IN WILMINGTON, DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

     The undersigned parties have executed this First Amendment to Acquisition Documents as of the date first set forth above.



                          ConAgra Foods, Inc.


                          By:  /s/ Dwight J. Goslee
                               __________________________
                               Dwight J. Goslee,
                               Executive Vice President, Operations Control and Development


                          HMTF Rawhide, L.P.

                          By: HMTF RW, L.L.C., its General Partner

                              By: Hicks, Muse, Tate & Furst Equity Fund V, L.P.,
                                  its sole member

                              By:    HM5/GP LLC, its General Partner


                                     By:  /s/ Edward Herring
                                        __________________________
                                        Edward Herring, Vice President


                           S&C Holdco, Inc.


                           By:   /s/ Dwight J. Goslee
                               ______________________________
                               Dwight J. Goslee, President

         SECOND AMENDMENT TO ACQUISITION AGREEMENT ("Second Amendment") made and entered into as of September 3, 2002, by and among ConAgra Foods, Inc., a Delaware corporation ("ConAgra"), HMTF Rawhide, L.P., a Delaware limited partnership ("Acquisition LP"), and Swift Foods Company, f/k/a S&C Holdco, Inc., a Delaware corporation ("Holdco").

                                    RECITALS:

         WHEREAS, the parties hereto are parties to the Agreement dated May 20, 2002, as amended by the First Amendment to Acquisition Documents dated July 3, 2002 (the "Acquisition Agreement");

         WHEREAS, the parties desire to further amend the Acquisition Agreement to provide for and reflect revised terms for financing certain consideration to be provided pursuant to the Acquisition Agreement and certain other matters;

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

         Section 1.        Senior Subordinated Notes.

     (a) The Acquisition Agreement is hereby amended to reflect that, on the Closing Date, ConAgra hereby agrees to purchase from U.S. Acquisition Co. Senior Subordinated Notes (as defined in the Revised Senior Bank Commitment Letter (as hereinafter defined)) in the principal amount of One Hundred Fifty Million United States Dollars ($150,000,000) at a purchase price equal to the principal amount thereof and otherwise on the terms and in the manner described in Annex A to the Revised Engagement Letter, the Revised Senior Bank Commitment Letter and the Revised Fee Letter (each as hereinafter defined).

     (b) At the Closing, Acquisition LP shall pay to ConAgra a fee equal to 2.5% of the principal amount of the Senior Subordinated Notes upon ConAgra's purchase of the Senior Subordinated Notes as contemplated by Section 1(a) above.

     (c) To the extent the terms of the Acquisition Agreement are inconsistent with the terms set forth in this Section 1, this Section 1 shall control and the terms of the Acquisition Agreement shall be deemed amended mutatis mutandis to reflect this Section 1.

         Section 2.        Issuance of Management Group Shares.

     (d) The parties agree that, at or within 10 business days after the Closing Date, Holdco shall issue up to four million shares (the actual number of shares issued being referred to collectively as the "Management Group Shares") of Holdco Common Stock to the Management Group (as hereinafter defined) for One United States Dollar ($1.00) per share. ConAgra agrees that it shall contribute to the capital of Holdco a number of shares of Holdco Common Stock owned by ConAgra equal to the number of Management Group Shares. Holdco shall pay to ConAgra in cash on the Closing Date (or such other date that the Management Group Shares are issued) the aggregate proceeds received from the issuance of the Management Group Shares as part of the cash purchase price paid pursuant to
Section 2.2.6(viii) of the Acquisition Agreement.

     (e) "Management Group" shall mean any current member of management of any Acquiring Company or Acquired Company that is designated by Acquisition LP, in its sole discretion, to receive the Management Group Shares.

     (f) ConAgra and Acquisition LP shall cause the appropriate revisions to be made to the Stockholders Agreement attached as Exhibit 4.1.1(iii) to the Acquisition Agreement (the "Stockholders Agreement") to (i) include the members of the Management Group as parties to the Stockholders Agreement, (ii) provide tag-along rights with respect to the Management Group Shares to the benefit of the Management Group, (iii) provide drag-along rights with respect to the Management Group Shares to the benefit of Acquisition LP, (iv) provide repurchase rights with respect to the Management Group Shares upon the occurrence of certain events, (v) provide restrictions on the transfer of the Management Group Shares, (vi) provide rights of first refusal with respect to the Management Group Shares and (vii) provide such other terms and provisions with respect to the Management Group and the Management Group Shares as may be appropriate.

         Section 3. Revised Senior Bank Commitment Letter. The Senior Bank Commitment Letter and the Bridge Commitment Letter attached to the Acquisition Agreement as Exhibit 8.5(a) shall be deleted in their entirety and replaced with the amended and restated senior credit facilities commitment letter dated September 3, 2002, from Citicorp North America, Inc., Salomon Smith Barney Inc., JPMorgan Chase Bank and J.P. Morgan Securities Inc. to Acquisition LP, a copy of which is attached hereto as Annex A (the "Revised Senior Bank Commitment Letter"). All references to the Senior Bank Commitment Letter in the Acquisition Agreement shall be deemed to refer to the Revised Senior Bank Commitment Letter.

     Section 4. Revised Engagement Letter. The Engagement Letter attached to the Acquisition Agreement as Exhibit 8.5(b) shall be deleted in its entirety and replaced with the revised engagement letter dated September 3, 2002, from Salomon Smith Barney Inc. and J.P. Morgan Securities Inc. to Acquisition LP, a copy of which is attached hereto as Annex B (the "Revised Engagement Letter"). All references to the Engagement Letter in the Acquisition Agreement shall be deemed to refer to the Revised Engagement Letter.

     Section 5. Revised Fee Letter. The Fee Letter referenced in the Acquisition Agreement shall be deemed replaced in its entirety with the amended and restated fee letter dated September 3, 2002, from Citicorp North America, Inc., Salomon Smith Barney Inc., JPMorgan Chase Bank and J.P. Morgan Securities Inc. to Acquisition LP, a copy of which is attached hereto as Annex C (the "Revised Fee Letter"). All references to the Fee Letter in the Acquisition Agreement shall be deemed to refer to the Revised Fee Letter.

     Section 6. Termination Date. Section 11.1(b) of the Acquisition Agreement is hereby amended and restated as follows:

                  "(a) by either ConAgra, on the one hand, or Acquisition LP, on the other hand, if the Closing shall not have occurred on or before September 30, 2002 (the "Termination Date")."

         Section 7. ConAgra's Right to Terminate. Article 7 of the Acquisition Agreement is hereby amended by adding a new Section 7.26 thereto, which shall read as follows:

                  "Section 7.26. ConAgra's Right to Terminate. As of the date of this Second Amendment, ConAgra does not have Knowledge of any breaches by Acquisition LP that give ConAgra (with or without lapse of time or the giving of notice or both) the right to terminate the Acquisition Agreement pursuant to
Section 11.1(e)."

     Section  8.  Acquisition  LP's  Right  to  Terminate.   Article  8  of  the
Acquisition Agreement is hereby amended by adding a new Section 8.7 thereto which shall read as follows:

                  "Section 8.7. Acquisition LP's Right to Terminate. As of the date of this Second Amendment, Acquisition LP does not have knowledge of any breaches by ConAgra that give Acquisition LP (with or without lapse of time or the giving of notice or both) the right to terminate the Acquisition Agreement pursuant to Section 11.1.(d)."

         Section 9. Definition of Transaction Documents. The term "Transaction Documents" in the Acquisition Agreement shall be deemed to include, without limitation, the tax sharing agreement in a form attached hereto as Annex D (the "Tax Sharing Agreement") which shall be executed by the parties thereto at the Closing.

         Section 10. Bridge Commitment Letter. The Acquisition Agreement is hereby amended such that all references to the "Bridge Commitment Letter," the "Senior Bridge Facility" and the bridge financing contemplated by the Bridge Commitment Letter contained in the Acquisition Agreement, as well as any and all provisions that are related to or affected by the foregoing, are deleted in their entirety.

         Section 11. Definition of Facility. The Acquisition Agreement is hereby amended such that all references to the term "Facilities" shall be revised to read "Senior Secured Credit Facilities" (as such term is defined in the Revised Senior Bank Commitment Letter).

     Section 12. Conditions Precedent to Obligations. Section 10.1(e) of the Acquisition Agreement is hereby amended and restated as follows:

     "(e) Financing. As contemplated by Article 2, (x) U.S. Acquisition Co. and Australia Acquisition Co. shall have received the proceeds of the financings contemplated by the Revised Senior Bank Commitment Letter (or other alternate financing, if any, obtained by Acquisition LP as contemplated by Section
9.2.3(a)), (y) U.S. Acquisition Co. shall have consummated the Rule 144A offering of the debt securities as contemplated by the Engagement Letter and (z) ConAgra shall have purchased $150,000,000 of Senior Subordinated Notes as contemplated by Section 1 of the Second Amendment to Acquisition Agreement by and among the parties thereto."

          Section 13. Senior Notes; Senior Subordinated Notes.

          (a) Section 2.2.6(iv) of the Acquisition Agreement is hereby amended and restated as follows:

          "(iv) The parties shall cause U.S. Acquisition Co. to consummate the sale of senior notes in the amount of Two Hundred Fifty Million United States Dollars ($250,000,000) as contemplated by the Engagement Letter and to consummate the sale of the Senior Subordinated Notes to ConAgra in the amount of One Hundred Fifty Million United States Dollars ($150,000,000) as contemplated by Section 1 of the Second Amendment to Acquisition Agreement by and among the parties thereto;"

          (b) Clause (x) of Section 9.2.3(a) of the Acquisition Agreement is hereby amended and restated as follows:

                  "(x) U.S. Acquisition Co. to consummate by the Termination Date (i) the senior secured financing contemplated by the Revised Senior Bank Commitment Letter, (ii) the sale of senior notes in an aggregate principal amount of Two Hundred Fifty Million United States Dollars ($250,000,000), and
(iii) the purchase by ConAgra of $150,000,000 of Senior Subordinated Notes as contemplated by Section 1 of the Second Amendment to Acquisition Agreement by and among the parties thereto and"

          (c) The first sentence of Section 9.2.3(b) of the Acquisition Agreement is hereby amended and restated as follows:

                  "If Acquisition LP requests, ConAgra shall reasonably cooperate, shall cause Holdco and each Acquired Company to reasonably cooperate, and shall instruct its independent accountants to reasonably cooperate, at any time prior to the Closing, and after the Closing, with respect to (i) the senior secured financing contemplated by the Revised Senior Bank Commitment Letter,
(ii) the sale of senior notes as contemplated by the Engagement Letter in an aggregate principal amount of Two Hundred Fifty Million United States Dollars ($250,000,000), (iii) the purchase by ConAgra of $150,000,000 of Senior Subordinated Notes as contemplated by Section 1 of the Second Amendment to Acquisition Agreement by and among the parties thereto, (iv) the Australian financings contemplated by the Revised Senior Bank Commitment Letter, (v) any registration statement filed following the Closing with respect to the securities issued in connection with the consummation of the transactions contemplated by the Acquisition Agreement, and (vi) any registration statement filed following the Closing relating to a Registered Exchange Offer (as described in the Senior Bank Commitment Letter) (including providing reasonable assistance in the preparation of one or more offering circulars, private placement memoranda, prospectuses, registration statements or other offering documents or marketing materials relating to a debt financing or any other filings that may be made with the U.S. Securities and Exchange Commission in connection therewith)."

          Section 14. Closing. Section 4.1 of the Acquisition Agreement is hereby amended and restated as follows:

                  "4.1 Closing. Subject to the terms and conditions contained in this Agreement, the closing of the transactions contemplated hereby (the "Closing") will occur at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, on the earlier of (i) the Termination Date, and (ii) the second business day after the conditions set forth in Section 10 (other than those to be fulfilled at the Closing) have been satisfied or at such other date and place as the parties hereto may mutually agree (the date on which the Closing actually occurs being referred to herein as the "Closing Date"). All actions contemplated to occur at the Closing pursuant to this Agreement shall be mutually interdependent and, notwithstanding any other provision of this Agreement, no such action shall become effective or shall be deemed to have occurred unless all of the other actions contemplated to occur at the Closing pursuant to this Agreement shall also have occurred. The Closing shall be effective as of the time on the Closing Date that all actions contemplated to occur at the Closing pursuant to this Agreement have been completed (the "Effective Time")."

     Section 15. Transition Services Agreement. ConAgra and Acquisition LP shall cause the form of Transition Services Agreement attached as Exhibit 4.1.1(iv) to the Acquisition Agreement (the "Transition Services Agreement") to be revised to provide that, notwithstanding the provisions of Section 14 thereof and the agreement of ConAgra and Swift Foods Company ("Swift") that the voluntary recalls announced on June 30, 2002 and July 19, 2002 of fresh and frozen beef products that may be contaminated with E. coli O157:H7 do not constitute an extraordinary or catastrophic event, for a term of six months from the Closing Date, ConAgra shall allow Swift to elect at its option to "piggyback" on its existing insurance policies relating to product recalls ("Product Recall Insurance"), subject to a $10 million deductible and subject to the procurement of any consents from the insurers required under the underlying Product Recall Insurance policies. ConAgra, Acquisition LP and Holdco hereby agree to use their respective reasonable efforts to secure any such required consents from the insurers. Swift hereby agrees to pay to ConAgra an amount equal to One Million United States Dollars ($1,000,000) plus the amount of any incremental costs incurred by ConAgra in providing such Product Recall Insurance to Swift and its subsidiaries if it elects to "piggyback" on the Product Recall Insurance for such six-month period.

     Section 16. Stockholders Agreement.  ConAgra and Acquisition LP shall cause
Section 2.4.6 of the Stockholders Agreement to be revised to provide that (i) a new clause (a) shall be added to reflect that prior to the application of the net proceeds of a partial or complete Divestiture (as defined in the Stockholders Agreement) as provided in existing clauses (a) - (c) thereof, Cattle Holdco or Cattleco, as applicable, shall be entitled to retain a portion of such net proceeds equal to the estimated amount of the next quarterly or year end tax payment, as applicable, due to Holdco or its designee under the Tax Sharing Agreement for payment thereunder and (ii) that the first sentence of the last paragraph of such section reads as follows:

                  "If the proceeds received by the Company or any of its Subsidiaries pursuant to the Divestiture of all of the Cattle Feeding Operations are not sufficient to fully repay the borrowings under the Cattle Line of Credit and the Cattle Promissory Note, then the payment as provided above of all such amounts, if any, actually received pursuant to the Divestiture, shall, except as set forth below, serve to fully extinguish the obligations owed to CAGCO under the Cattle Line of Credit and the Cattle Promissory Note and neither the Company nor any Subsidiary thereof shall in any event be liable to CAGCO for the amount of any shortfall; provided that, notwithstanding the foregoing and to the extent that such net proceeds were not sufficient to actually repay all obligations under the Cattle Line of Credit and the Cattle Promissory Note, any amounts thereafter payable by the Company or any of its Subsidiaries to Swift Cattle Holdco, Inc., pursuant to the terms of the Tax Sharing Agreement shall be paid to CAGCO, as designee of Swift Cattle Holdco, Inc. and shall be deemed additional payments in respect of such obligations and shall be deemed to have been applied in accordance with clauses (b) and (c) above."

     Section 17. Cattleco Loan Agreement. ConAgra and Acquisition LP shall cause the form of the Cattleco Loan Agreement attached as Exhibit 2.2.3 to the Acquisition Agreement (the "Cattleco Loan Agreement") to be revised to provide that:

          (a) the defined term "Acquisition Agreement" as set forth in Recital A of the Cattleco Loan Agreement shall be amended to read as follows:

                  "the Agreement by and among Lender, S&C Holdco, Inc. and HMTF Rawhide, L.P., dated as of May 20, 2002, as amended by the First Amendment to Acquisition Documents dated as of July 3, 2002, as further amended by the Second Amendment to Acquisition Agreement dated as of September 3, 2002 and as such may be further amended, supplemented or otherwise modified from to time to time (the "Acquisition Agreement"), . . .";

          (b) a new  sentence  shall  be added  to the end of  paragraph  (1) of
     Section 2(a) of the Cattleco Loan Agreement that reads as follows:

                  "Notwithstanding the foregoing, any payments made by Lender on behalf of Borrowers pursuant to Section 5.9 of that certain Tax Sharing Agreement of even date herewith by and among Swift Foods Company, Swift and Company and Holdco (the "Tax Sharing Agreement") prior to the satisfaction or extinguishment of the Obligations owed to Lender hereunder shall be deemed additional advances under the Revolving Note as of the date such payment is received thereunder;"

          (c) the first sentence of Section 3(c) of the Cattleco Loan Agreement shall be amended to read in its entirety as follows:

                  "Borrower shall promptly pay to Lender for application on the Notes all proceeds of the Collateral (as hereinafter described), net of any expenses incurred in connection with the disposition of such Collateral, including any and all payments under Feeding Customer Loans (or from related cattle serving as collateral under any such loans) and any rents, profits or other payments pursuant to any lease or other use of Collateral (waiver of the prohibition of Section 8(e) not to be hereby inferred)."; and

          (d) a new clause (i) shall be added to Section 3(c) of the Cattleco Loan Agreement that shall read in its entirety as follows:

                  "(i) first, to the extent such net proceeds are attributable to a sale or other transfer of one or more Facilities, the Borrowers shall be entitled to retain a portion of such net proceeds equal to the estimated amount of the next quarterly or year end tax payment due, as applicable, to Swift Foods Company or its designee under the Tax Sharing Agreement for payment thereunder; and"

                  and the existing clauses (i) and (ii) of Section 3(c) of the Cattleco Loan Agreement shall be renumbered (ii) and (iii) respectively, and the first word of each such clause shall be changed to "second" and "third" respectively.

     Section 18. Certain Payments Pursuant to the Acquisition Agreement. ConAgra and Holdco hereby agree that the retention, change in control, stay-pay or similar obligations payable by each pursuant to Section 6.13 of the Acquisition Agreement shall be paid to their respective payees no later than the ninth business day following the Closing Date.

     Section 19. Cooperation by ConAgra. In connection with the consummation of the Transactions (as defined in Exhibit A to the Revised Senior Bank Commitment Letter (the "Revised Exhibit A")), ConAgra hereby agrees to (i) execute and deliver at the closing of the Transactions, pursuant to Section 1 of Exhibit D to the Revised Senior Bank Commitment Letter (the "Revised Exhibit D"), the certificate referenced therein stating that, subject to the funding of the Senior Secured Credit Facilities, ConAgra is prepared to consummate the Transactions, (ii) make available at least one senior ConAgra representative to respond to questions and inquiries from potential purchasers of the Senior Notes (as defined in the Revised Senior Bank Commitment Letter) regarding ConAgra's debt and equity investments made pursuant to the Transactions and its plans relating thereto, and (iii) provide potential purchasers of the Senior Notes access to senior management and the facilities of the Acquired Business as reasonably requested by the Arrangers.

     Section 20. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Acquisition Agreement.

     Section  21.  Acquisition   Agreement  Amendment  Provision.   This  Second
Amendment is executed,  delivered and made effective in accordance  with Section
15.2 of the Acquisition Agreement.

     Section 22. Effect on Acquisition Agreement. Except as specifically amended hereby, all terms, provisions and conditions of the Acquisition Agreement shall remain in full force and effect.

     Section 23. Amendments. This Second Amendment shall not be amended except in a writing signed by all the parties hereto.

     Section 24. Counterparts. This Second Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same instrument.

     Section 25. Applicable Law. This Second Amendment and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in Delaware.

     Section 26. Consent to Jurisdiction. THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR DELAWARE STATE COURT SITTING IN WILMINGTON, DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND AMENDMENT AND EACH OF THE PARTIES HERETO
HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

         The undersigned parties have executed this Second Amendment as of the date first set forth above.

                          ConAgra Foods, Inc.



                          By:    /s/ Dwight J. Goslee
                             -------------------------------------
                             Dwight J. Goslee,
                             Executive Vice President, Operations Control
                             and Development


                          HMTF Rawhide, L.P.

                          By:  HMTF FW, L.L.C., its General Partner

                              By: Hicks, Muse, Tate & Furst Equity Fund V, L.P.,
                                  its sole member

                                  By: HM5/GP LLC, its General Partner


                                      By:  /s/ Edward Herring
                                         ---------------------------------------
                                         Edward Herring, Vice President

                          Swift Foods Company



                          By:    /s/ Dwight J. Goslee
                             ---------------------------------------
                             Dwight J. Goslee, President